EXHIBIT 4.9






                         PLEDGED SHARE AMENDMENT

     This Pledged Share Amendment, dated as of August 15, 1997, is delivered pursuant to Section 5 of the Pledge Agreement referred to below. The undersigned hereby agrees that this Pledged Share Amendment may be attached to the Pledge Agreement dated as of May 26, 1992, between the undersigned and Chemical Bank, as Trustee (the "Pledge Agreement"; capitalized terms defined therein being used herein as therein defined), and that the Pledged Shares listed on this Pledged Share Amendment shall be deemed to be part of the Pledged Shares and shall become part of the Pledged Collateral and shall secure all Senior Obligations as provided in the Pledge Agreement.


                         AMERICAN BANKNOTE CORPORATION


                         By:   S/ Harvey J.  Kesner
                         Name:   Harvey J.  Kesner
                         Title:  Executive Vice President & General Counsel

                                                               Percentage of
                              Stock                            All Capital
                    Class of  Certificate  Par     Number of   Stock
Stock Issuer        Stock     Number       value   Shares      Outstanding

Transaction Network
Plus, Inc.  (American
Banknote Card
Services, Inc.)     Common    10           0.001   4 million    94%


American Banknote
Merchant Services,
Inc.                Common     1           0.01     1000        100%